Exhibit 5.5

[LETTERHEAD OF COX & PALMER]

February 25, 2013

The Goodyear Tire & Rubber Company

1144 East Market St.

Akron, Ohio 44316-0001

Dear Sirs and Mesdames:

Re:	Wingfoot Mold Leasing Company

We have acted as special Nova Scotia counsel to Wingfoot Mold Leasing Company (the “Corporation”), a Nova Scotia Corporation, in connection with the (i) financial assistance being provided by the Corporation to its parent company, The Goodyear Tire & Rubber Company (“Goodyear US”), and (ii) the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the guarantees by the Corporation (the “Guarantees”) contained in the Indenture (defined below). The financial assistance relates to certain senior unsecured notes to be issued by Goodyear US pursuant to the Indenture dated as of August 13, 2010 (the “Base Indenture”) among Goodyear US, the subsidiary guarantors party thereto and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture dated as of February 25, 2013 (the “Third Supplemental Indenture”), among Goodyear US, the subsidiary guarantors party thereto and the Trustee (the Base Indenture, as so supplemented by the Third Supplemental Indenture is herein referred to as the “Indenture”).

Scope of Enquiry

In order to render our opinions, we have examined originals or copies of the following documents:

(a)	the Indenture (which includes the Guarantees);

(b)	a certificate of status (the “Certificate of Status”) for the Corporation issued by the Registrar of Joint Stock Companies for Nova Scotia dated February 25, 2013;

(a)	a copy of the Certificate of Incorporation of the Corporation dated June 1, 2001;

(b)	a copy of the Memorandum of Association and Articles of Association of the Corporation;

(c)	a certified copy of a resolution of the directors of the Corporation authorizing, among other things, the grant of the Guarantees and the execution, delivery and performance of the documents related thereto; and

(d)	a certificate of Robin M. Hunter, the Secretary of the Corporation, dated February 25, 2013 (the “Officer’s Certificate”).

In addition to the review of the documents recited above, we have considered such questions of law applicable in the Province of Nova Scotia, and such law, statutes and regulations of the Province of Nova Scotia and of federal laws of Canada applicable therein, and conducted such other examinations as we considered necessary as a basis for our opinion.

Assumptions

As a basis for our opinions, we have made the following assumptions:

(a)	the Indenture constitutes legal, valid and binding obligations of the parties thereto under the laws of the State of New York (“New York Law”) enforceable against the parties thereto in accordance with the terms thereof under New York Law and would be enforced under New York Law as written and the provisions thereof would be given the same meaning under New York Law that would be given if the Indenture were governed by Nova Scotia Law;

(b)	each party to the Indenture (other than the Corporation) is a validly existing legal person under the laws governing its existence, has all requisite capacity, power and authority to execute, deliver and perform the Indenture to which it is a party, has taken all necessary corporate, statutory, regulatory and other action to authorize the execution, delivery and performance by it of the Indenture to which it is a party, has duly executed and delivered the Indenture;

(c)	all signatures on documents submitted to us are genuine, all documents submitted to us as originals are authentic and complete, and all documents submitted to us as copies conform to authentic and complete original documents;

(d)	all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials are and remain at all material times complete, true and accurate;

(e)	the Certificate of Status is conclusive evidence that the Corporation is a corporation existing under the Companies Act (Nova Scotia) (the “Companies Act”) and has not been dissolved under the Companies Act;

(f)	all facts addressed and statements made in the Officer’s Certificate (to the extent that such statements are not conclusions of law) are complete, true and accurate as of, and at all material times prior to, the date of this opinion letter;

(g)	all relevant individuals had full legal capacity at all relevant times;

(h)	none of the documents, originals or copies of which we have examined, have been amended; and there are no agreements or understandings between the parties to the Indenture, written or oral, and no usage of trade or course of prior dealing between the parties to the Indenture that would, in either case, define, supplement or qualify the terms of the Indenture;

(i)	that the Indenture has been physically delivered by each party to each other party thereto and such delivery is not subject to any escrow or condition that has not been satisfied by each of the parties;

(j)	the accuracy and currency of the indices and filing systems maintained at all public offices where, as applicable, we made or conducted registrations, searches or inquiries or have caused registrations, searches or inquiries to be made or conducted, and the accuracy and completeness of all public records and any certificates issued pursuant thereto;

(k)	that, in so far as any obligation under the Indenture is to be performed in any jurisdiction outside of the Province of Nova Scotia, its performance will not be illegal or unenforceable by virtue of the laws of that other jurisdiction;

(l)	there has not been any actual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with the execution and delivery of the Indenture; and

(m)	the conduct of the parties (other than the Corporation) in connection with the Indenture has complied with any requirement of good faith, fair dealing and conscionability.

Applicable Law

The opinions expressed in this letter are limited to the laws of the Province of Nova Scotia (the “Province”) and the federal laws of Canada applicable therein in force as at the date of this opinion letter.

Opinions

Based and relying on the foregoing and subject to the qualifications outlined below, we are of the opinion that:

1.	The Corporation is a corporation existing under the Companies Act (Nova Scotia) (the “Companies Act”) and has not been dissolved under the Companies Act.

2.	The Corporation has the capacity of a natural person and the corporate power and authority under the Companies Act and its Memorandum of Association and Articles of Association to execute, deliver and grant the Guarantees contemplated by, and perform its obligations under, the Indenture.

3.	The Corporation has taken all necessary corporate action to authorize the execution and delivery of the grant of the Guarantees contemplated by, and the performance of its obligations under, the Indenture.

The foregoing opinions are subject to the following qualifications:

1.	No opinion is expressed as to any of those matters which we have assumed for the purposes of rendering the opinions expressed above.

2.	We are solicitors qualified to practise law in the Province and as such are only qualified to express an opinion with respect to the laws of the Province and the federal laws of Canada applicable to this matter. The opinions expressed herein relate only to the laws of the Province and the federal laws of Canada applicable therein in effect on the date hereof, and no opinions are expressed as to the laws of any other jurisdiction.

3.	The opinions expressed herein are given as of the date of this letter and we undertake no responsibility to advise you of any change in any laws or facts which may hereafter occur and which may affect our opinions.

Reliance

We consent to your filing of this opinion letter as an exhibit to the Current Report on Form 8-K filed by Goodyear US on February 25, 2013 and to the reference to our firm under the heading “Legal Matters” in the registration statement relating to the Guarantees and in the prospectus relating thereto. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours very truly,

/s/ COX & PALMER